Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2012

PALO ALTO, Calif., April 25, 2012 – Varian Medical Systems (NYSE:VAR) today is reporting results for the second quarter of fiscal year 2012 with net earnings of $0.94 per diluted share up 9 percent from $0.86 per diluted share in the second quarter of fiscal year 2011. The results for the second quarter of fiscal year 2012 include a $2.5 million or $0.02 per diluted share restructuring charge associated with realigning resources to address growth prospects in emerging markets. The company generated $720 million in revenues during the quarter, up 11 percent from the prior-year period, and ended the period with a $2.7 billion backlog, up 18 percent from the same point in fiscal year 2011.

“Our company generated healthy growth during the quarter in revenues and net orders, including two large orders for proton therapy systems which contributed to a strong increase in our backlog,” said Tim Guertin, president and CEO of Varian Medical Systems. “Results on margins for the quarter were mixed, with solid gains in our X-Ray Products business more than offset by reduced margins in our Oncology business principally because of significant growth in revenues in emerging markets where margins and tax rates are lower.” Gross margins were also impacted by nearly a point from revenues for the company’s ongoing Scripps proton system installation which are being accounted for under the percentage of completion zero-profit method.

The company ended the second quarter with $617 million in cash and cash equivalents and $162 million of debt. Days sales outstanding for the quarter was 83, up 4 from the same time period last year.

Oncology Systems

Oncology Systems’ second quarter revenues totaled $565 million, up 11 percent from the same period of fiscal year 2011. Second-quarter net orders were $565 million, up 9 percent, with a 14 percent increase in North America and a 4 percent increase in our international market.

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Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2012	Page 2

“North American orders grew with the help of several major wins, including a $12 million contract for several TrueBeam systems at Montreal General Hospital,” Guertin said. “In international markets, net orders grew robustly in Asia, rose slightly in Europe, and declined in the rest of the world.”

Today, the company separately announced a new partnership with Siemens AG to jointly market and represent each other’s imaging and radiotherapy products around the globe. The partnership also includes development of software interfaces between Siemens and Varian products as well as future product developments for image-guided radiotherapy and radiosurgery. “This is an exciting development that will enable Varian to expand its marketing reach through the Siemens global sales channel and to connect its software to the Siemens installed base of some 2,000 machines,” said Guertin.

X-Ray Products

Second quarter revenues for the X-Ray Products business were $123 million, up 4 percent from the year-ago quarter. Compared to the corresponding period in fiscal year 2011, X-Ray Products second quarter net orders rose 5 percent to $130 million.

“Our X-Ray Products business resumed its growth with the help of strong demand for CT tubes from key Japanese customers who appear to have completed inventory adjustments that slowed orders and sales in the first quarter,” Guertin said. “Improved quality performance and cost controls resulted in record margins for this business during the quarter. Subsequent to the close of the quarter, we completed our previously announced acquisition of InfiMed, broadening our product portfolio with X-ray workstation hardware and software.”

Other

The company’s Other category, which is comprised of the Security and Inspection Products business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded second quarter revenues of $32 million, up $9 million from the year-ago period driven principally by revenues from the installation of the Scripps proton system. Compared to the second quarter of fiscal 2011, net orders in the Other category increased by $130 million to $168 million.

“We booked $124 million in net orders for two proton therapy systems – one in Saudi Arabia and one in St. Petersburg, Russia during the quarter showing market acceptance and positive traction for this business,” said Guertin. “We were also pleased to see strong growth in our security and inspection business for border protection products where we booked $44 million in orders.”

Outlook

“Overall, the second quarter had a lot of good news, including strong growth in company revenue, orders, and backlog, two new proton system orders, and a record gross margin in our X-Ray Products business,” said Guertin. “We’re now facing some margin

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Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2012	Page 3

rate challenges in our Oncology business as we invest and move more aggressively into emerging markets and pursue product cost reductions. Including the impact of Oncology’s gross margin as well as increased costs for legal proceedings and start up costs associated with the new Siemens partnership, we’re now adjusting our outlook for the remainder of the year.

“For fiscal 2012, we now expect earnings from continuing operations to increase over fiscal 2011 totals by 9 to 12 percent to a range of $3.76 to $3.84 per diluted share. Annual revenues should increase over the fiscal 2011 total by about 10 percent.

“For the third quarter of fiscal 2012, we expect earnings per share to increase by 10 to 14 percent over the prior year quarter to a range of $0.91 to $0.95 per diluted share. Revenues for the third quarter should be 9 to 10 percent over the third quarter of fiscal 2011.”

Investor Conference Call

Varian Medical Systems is scheduled to conduct its second quarter fiscal year 2012 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-800-215-2410 from inside the U.S. or 1-617-597-5410 from outside the U.S. and enter confirmation code 75223747. The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 10075622. The telephone replay will be available through 5 p.m. PT, Friday, April 27, 2012.

For automatic “e-mail alerts” regarding Varian news, events, and new investor materials on the website, investors can subscribe on the company website: http://varian.investorroom.com/index.php?s=58. For additional information, contact investor relations at 1-650-424-5834.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 6,000 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.

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Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2012	Page 4

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future business, including orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as the TrueBeam platform and radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “could,” “believe,” “expects,” “appear,” “confident,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the lack of strength of the recovery from the global recession and the effect on capital spending; the impact of the 2010 federal health care legislation and any further health care reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; currency exchange rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; challenges associated with the successful commercialization of the company’s particle therapy business; the effect of adverse publicity; changes in tax rates or earnings subject to tax; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products, including those located in Japan; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2012	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q2 QTR 2012	Q2 QTR 2011	Q2 YTD 2012	Q2 YTD 2011
Net orders	$862.8	681.5	1,468.9	1274.3
Oncology Systems	564.8	520.1	1,049.5	979.1
X-Ray Products	130.4	123.7	240.2	235.6
Security & Inspection Products	44.0	37.1	54.8	58.4
Varian Particle Therapy	123.6	0.6	124.2	1.2
Ginzton Technology Center	-	-	0.2	-

Order backlog	$2,652.8	2,238.7	2,652.8	2,238.7

Revenues	$720.3	648.4	1,345.6	1,228.3
Oncology Systems	565.4	507.9	1,053.0	960.3
X-Ray Products	122.8	117.8	235.8	229.4
Other	32.1	22.7	56.8	38.6
Cost of revenues	$423.6	359.4	780.1	672.5

Gross margin	296.7	289.0	565.5	555.8
As a percent of revenues	41.2%	44.6%	42.0%	45.3%

Operating expenses
Research and development	47.1	43.9	90.9	82.4
Selling, general and administrative	105.8	93.9	201.9	185.2

Operating earnings	143.8	151.2	272.7	288.2
As a percent of revenues	20.0%	23.3%	20.3%	23.5%

Interest income, net	0.4	-	0.7	0.1

Earnings before taxes	144.2	151.2	273.4	288.3

Taxes on earnings	36.4	48.1	75.4	88.7

Net earnings	$107.8	103.1	198.0	199.6
As a percent of revenues	15.0%	15.9%	14.7%	16.2%

Net earnings per share – basic	$0.96	0.87	1.76	1.69

Net earnings per share – diluted	$0.94	0.86	1.73	1.66

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	112.4	118.0	112.3	117.9

Average shares outstanding - diluted	114.5	120.4	114.4	120.3

Varian Medical Systems Reports Results for Second Quarter of Fiscal Year 2012	Page 6

Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	March 30, 2012 (Unaudited)	September 30, 2011 (1)
Assets
Current assets
Cash and cash equivalents	$616,727	$564,457
Short-term investment	31,624	19,205
Accounts receivable, net	637,402	635,153
Inventories	444,800	409,962
Deferred tax assets and other	249,717	225,840
Total current assets	1,980,270	1,854,617

Property, plant and equipment	621,167	601,115
Accumulated depreciation and amortization	(338,928)	(315,221)
Property, plant and equipment, net	282,239	285,894

Goodwill	214,547	212,452
Other assets	186,114	145,798
Total assets	$2,663,170	$2,498,761

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$142,635	$154,946
Accrued expenses	273,120	290,009
Deferred revenues	142,068	140,173
Advance payments from customers	339,859	299,380
Product warranty	48,605	50,128
Short-term borrowings	149,269	181,400
Current maturities of long-term debt	6,250	9,876
Total current liabilities	1,101,806	1,125,912
Other long-term liabilities	119,131	122,708
Long-term debt	6,250	6,250
Total liabilities	1,227,187	1,254,870

Stockholders’ Equity
Common stock	111,805	112,344
Capital in excess of par value	570,138	500,922
Retained earnings and accumulated other comprehensive loss	754,040	630,625
Total stockholders’ equity	1,435,983	1,243,891
Total liabilities and stockholders’ equity	$2,663,170	$2,498,761

(1) The condensed consolidated balance sheet as of September 30, 2011 was derived from audited financial statements as of that date.